EXHIBIT 99.1

News Release
The York Water Company
130 East Market Street
Contact:	Jeffrey R. Hines, President	York, PA 17401
or	jeffh@yorkwater.com
Matthew E. Poff, Chief Financial Officer
matthewp@yorkwater.com
Phone:	717-845-3601	FOR IMMEDIATE RELEASE

YORK WATER COMPANY REPORTS 3rd QUARTER AND NINE MONTHS EARNINGS
AND ANNOUNCES A WASTEWATER ACQUISITION

York, Pennsylvania, November 2, 2018:  The York Water Company's (NASDAQ:YORW) President, Jeffrey R. Hines, announced today the Company's financial results for the third quarter and the first nine months of 2018.

President Hines reported that third quarter operating revenues of $12,698,000 increased $6,000, but net income of $3,800,000 decreased $131,000 compared to the third quarter of 2017.  Earnings per share of $0.29 for the three-month period decreased $0.02 compared to the same period last year.  Decreased earnings resulted primarily from lower allowance for funds used during construction (AFUDC), which is the cost of debt and equity funds used to finance utility plant construction, and lower maintenance and repair tax deductions under the IRS tangible property regulations.  Lower income taxes from the tax rate reduction in the Tax Cuts and Jobs Act of 2017 were offset by lower revenue due to the tentative settlement agreement that would require the Company to return in rates this reduction as part of its pending rate case with the Pennsylvania Public Utility Commission (PPUC).  This reduction in revenue was offset by the utilization of the Distribution System Improvement Charge (DSIC), which is a PPUC allowed charge that water utilities collect from customers for the replacement of aging infrastructure.

President Hines also reported that the first nine months operating revenues of $36,368,000 increased $132,000 and net income of $9,699,000 increased $252,000 compared to the first nine months of 2017.  Increased earnings resulted primarily from lower income taxes due to higher maintenance and repair deductions and higher revenues due to the utilization of the DSIC.  The increased income was partially offset by higher operation and maintenance expenses and depreciation and lower AFUDC.  Lower income taxes from the reduction in the tax rate were offset by lower revenue from its agreed upon return as part of the pending rate case.  Earnings per share of $0.75 for the nine-month period increased $0.01 compared to the same period last year.

During the first nine months of 2018, the Company invested $10.7 million in construction expenditures for the completion of an additional source water pumping station, as well as various replacements and improvements to infrastructure.  The Company estimates it will invest an additional $6.0 million in 2018, excluding acquisitions, for additional main extensions, dam improvements, expansion of a wastewater treatment plant, and routine improvements to its pipes, service lines, and other facilities to ensure a safe, adequate, and reliable supply of drinking water and to maintain proper handling and disposal of wastewater for the Company's growing customer base.
	Period Ended September 30
	In 000's (except per share)
	Quarter		Nine Months
	2018	2017	2018	2017
Operating Revenues	$12,698	$12,692	$36,368	$36,236
Net Income	$3,800	$3,931	$9,699	$9,447
Average Number of Common Shares Outstanding	12,913	12,847	12,895	12,845
Basic and Diluted Earnings Per Common Share	$0.29	$0.31	$0.75	$0.74
Dividends Declared Per Common Share	$0.1666	$0.1602	$0.4998	$0.4806

On October 25, 2018, the Company signed an agreement to purchase the wastewater collection assets of the Jacobus Borough Sewer Authority in York County, Pennsylvania.  Completion of this acquisition is contingent upon receiving approval from all required regulatory authorities.  The Company expects to begin serving approximately 700 new wastewater customers in the third quarter of 2019.  The Company already provides water service to these customers.

This news release may contain forward-looking statements regarding the Company's operational and financial expectations. These statements are based on currently available information and are subject to risks, uncertainties, and other events which could cause the Company's actual results to be materially different from the results described in this statement. The Company undertakes no duty to update any forward-looking statement.
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